Exhibit (a)(7)



[HUSSMANN LOGO]

                                                    M E M O R A N D U M

                                                   Hussmann Corporation
                                                   12999 St. Charles Rock Road
                                                   Bridgeton, MO. 63044-2483
                                                   (314) 298 6522
                                                   Fax (314) 298 5762


DATE:          May 30, 2000

SUBJECT: Information Pertaining to the Letter of Transmittal to Tender Shares of Hussmann International, Inc.

FROM:          Burton Halpern

TO:            Hussmann Employees



If you are a Hussmann stockholder you should have received a mailing consisting of (1) Ingersoll-Rand's Offer to Purchase for Cash all of the Outstanding Shares of Common Stock of Hussmann and (2) Hussmann's Solicitation/Recommendation Statement. These documents explain the proposed transaction as well as instructions for tendering your stock.

The procedure you should follow if you want to tender your shares depends on how you hold them. If you are a record holder, because a stock certificate has been issued in your name or because you hold your shares through Hussmann's direct registration system (see below), you must complete the BLUE letter of transmittal and return it to the depositary. If you hold your shares in "street name" through a broker, bank or similar nominee, you must complete the YELLOW instruction form and return to your broker, bank or similar nominee.

If you hold one or more Hussmann stock certificates, you should have received a blue form headed LETTER OF TRANSMITTAL. Your name and address and the number of shares which you own should appear in the box under DESCRIPTION OF SHARES TENDERED. You should fill in the certificate number(s) and other information requested in that box.

Inside the LETTER OF TRANSMITTAL you will notice two other boxes that are to be completed ONLY if a check for the purchase price is to be payable to someone other than the signer of the Letter of Transmittal [Special Payment Instructions] or if a check is to be sent to someone other than the signer of the Letter of Transmittal or to an address other than the one shown on the Letter of Transmittal [Special Delivery Instructions].

The LETTER OF TRANSMITTAL must be signed in the box headed IMPORTANT - HOLDER(S) SIGN HERE. Your signature does not need to be guaranteed by a financial institution unless you fill


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out the special instructions or hold the share in a special account such as a custodian or trustee. If that is required you will probably find that your bank is quite familiar with this process and can readily provide that guaranty. Also note that the SUBSTITUTE FORM W-9 on the back of the form must be completed and signed.

If you received your shares at the time of the spin-off of Hussmann from Whitman Corporation, unless you requested a stock certificate, your shares were issued by book entry. If your shares were left with the Company's Stock Transfer Agent, First Chicago Trust Company of New York, you have DIRECT REGISTRATION SHARES, and you should complete the box under that heading as well as the other boxes described above. In the upper left-hand corner of DESCRIPTION OF SHARES TENDERED is an account number which is the DRS Number.

The box headed BOOK-ENTRY TRANSFER is applicable primarily to institutional shareholders.

If your shares are held by your broker in street name you need only to complete the yellow form sent to you by your broker and return the form to your broker.

Georgeson Shareholder Communications Inc. is the Information Agent for the tender offer. Please note that they can be contacted at (800) 223-2064. They will be glad to answer any questions you may have and assist you in completing the forms.




BH